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                                                                   EXHIBIT 3(d)

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION


     Sterling Software, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Sterling Software, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that, subject to approval of the Company's stockholders of the Charter Amendment, the Company's Certificate of Incorporation be, and it hereby is, amended by changing the first paragraph of the Article numbered "IV" so that, as amended, said paragraph of said Article shall read as follows:

          "The total number of shares of stock of all classes which the corporation shall have authority to issue is Eighty-Five Million (85,000,000), consisting of Seventy-Five Million (75,000,000) shares of Common Stock having a par value of $.10 per share, and Ten Million (10,000,000) shares of Preferred Stock having a par value of $.10 per share."

     SECOND: That thereafter, pursuant to certain resolutions, the Board of Directors directed that said amendment be considered at the next annual meeting of the stockholders. An annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Sterling Software, Inc. has caused this certificate to be signed by Albert K. Hoover, its Vice President, on this 11th day of May, 1995.



                                       By:   /s/ Albert K. Hoover
                                          --------------------------------------
                                             Albert K. Hoover, Vice President